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                              FOR IMMEDIATE RELEASE



                   PREFERRED EMPLOYERS HOLDINGS, INC. ACQUIRES
                     APPROXIMATELY 82% OF OUTSTANDING SHARES
                           IN SUCCESSFUL TENDER OFFER



         MIAMI, Nov. 5/PRNewswire/ -- Preferred Employers Holdings, Inc. (Nasdaq, PEGI) announced today that it has acquired approximately 82% of the outstanding shares owned by persons other than Management and other Company insiders, as a result of its recently concluded tender offer.

         The Company acquired 3,224,392 shares at a price of $5.00 per share. The shares tendered included shares issued as a result of the conversion of $2,150,000 in Convertible Notes. As a result, there are presently outstanding 2,261,561 shares, of which, 1,604,706 are held by Management and other Company insiders.

         Founded in 1988, Preferred Employers Holdings provides businesses with workers' compensation and other business insurance products as well as risk management and cost containment services and reinsures certain workers' compensation and employers' liability insurance policies, and furnishes temporary professional medical personnel to client hospitals.

         For more information contact William R. Dresback or Jose M. Menendez at
(800) 433-5755.




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